                                                                  Exhibit (c)(3)

 =============================================================================


                          --------------------------
                              INDEMNITY AGREEMENT
                          --------------------------

                                     among

                         ATLANTIC TELE-NETWORK, INC.,
                        EMERGING COMMUNICATIONS, INC.,
                            Cornelius B. Prior, Jr.

                                      and

                              Jeffrey J. Prosser

                            Dated December 30, 1997


 =============================================================================

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----

                                   ARTICLE I


                                  DEFINITIONS

SECTION 1.01.    Definitions..................................  1

                                   ARTICLE II


                                INDEMNIFICATION

SECTION 2.01.    Indemnification by Prosser...................  3
SECTION 2.02.    Indemnification by Prior.....................  5
SECTION 2.03.    Indemnification by ECI.......................  6
SECTION 2.04.    Indemnification by the Company...............  7
SECTION 2.05.    No Third Party Rights........................  8
SECTION 2.06.    Indemnification Procedures...................  9


                                  ARTICLE III


                            FORBEARANCE; STANDSTILL

SECTION 3.01.    Forbearance.................................. 14
SECTION 3.02.    Standstill................................... 14

                                  ARTICLE IV


                            MISCELLANEOUS PROVISIONS


SECTION 4.01.    Effectiveness................................ 17
SECTION 4.02.    Entire Agreement............................. 17
SECTION 4.03.    Governing Law................................ 17
SECTION 4.04.    Headings..................................... 18
SECTION 4.05.    Counterparts................................. 18
SECTION 4.06.    Benefits..................................... 18
SECTION 4.07.    Assignment................................... 19
SECTION 4.08.    Amendment and Waiver......................... 19
SECTION 4.09.    Notices...................................... 19
SECTION 4.10.    Jurisdiction................................. 21
SECTION 4.11.    Expenses of Enforcement...................... 22

                              INDEMNITY AGREEMENT

          THIS INDEMNITY AGREEMENT (this ("Indemnity Agreement") is entered into
                                           -------------------
as of the 30th day of December, 1997 by and among Atlantic Tele-Network, Inc., a Delaware corporation (the "Company"), Emerging Communications, Inc., a Delaware
                           -------
corporation ("ECI"), Cornelius B. Prior, Jr. ("Prior") and Jeffrey J. Prosser
              ---                              -----
("Prosser").
---------

          WHEREAS, the execution and delivery of this Indemnity Agreement by the parties hereto is contemplated by the Subscription Agreement dated as of August 11, 1997 (the "Subscription Agreement") between the Company and ECI and is a
               ----------------------
condition to the Closing (as defined in the Subscription Agreement); and

          WHEREAS, each of the parties hereto desires to consummate, and will receive substantial benefits from the consummation of, the Closing.

          NOW, THEREFORE, for and in consideration of the premises and mutual covenants herein contained and subject to the conditions hereinafter set forth, the parties hereto agree as follows:



                                   ARTICLE I


                                  DEFINITIONS

          SECTION 1.01.  Definitions.  Capitalized terms used in this Indemnity
                         -----------
Agreement without definition shall have the respective meanings ascribed to such terms in the Subscription Agreement.

          "Affiliate" of any person shall mean any other person which controls,
           ---------
is controlled by, or is under common control with such person, and "person" for purposes hereof means and includes any individual, partnership, limited liability company, firm, corporation or other entity.

                                   ARTICLE II


                                INDEMNIFICATION

          SECTION 2.01.  Indemnification by Prosser.  Subject to the terms and
                         --------------------------
conditions contained herein, Prosser hereby agrees to indemnify and hold harmless the Company, its Subsidiaries after the Closing, their respective officers, directors and agents and Prior, individually and as Trustee of the 1994 Prior Charitable Remainder Trust, from and against any and all losses, liabilities, damages, costs, and expenses (including, without limitation, reasonable attorney's fees and any and all expenses whatsoever reasonably incurred in investigating, preparing or defending any action, suit or proceeding, commenced or threatened) of any kind and nature (collectively, "Losses") (A) which relate to or arise out of any action, suit or proceeding
-------
brought by or on behalf of any stockholder of the Company or ECI arising out of or relating to (i) the repurchase by the Company of shares of Company Common Stock owned by Prior and/or the Trust pursuant to the Recapitalization Agreement or (ii) the number of shares of ECI Common Stock to be received by Prosser pursuant to the Merger Agreement, or (B) which relate to or arise out of any action, suit or proceeding arising out of relating to an untrue statement of a material fact or alleged untrue statement of a material fact contained in the proxy statement/prospectus to be delivered to holders of Company Common Stock (the "Proxy Statement") or the omission or alleged omission to
      ---------------
state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only with respect to the beneficial ownership of stock of the Company by Prosser and/or members of his family and his or their Affiliates and biographical information with respect to Mr. Prosser.

          SECTION 2.02.  Indemnification by Prior.  Subject to the terms and
                         ------------------------
conditions contained herein, Prior hereby agrees to indemnify and hold harmless ECI, the entities which will become its Subsidiaries after the Closing, their respective officers, directors and agents and Prosser from and against any and all Losses (A) which relate to or arise out of any action, suit or proceeding brought by or on behalf of any stockholder of the Company or ECI arising out of or relating to the number of shares of Surviving Corporation Common Stock (as defined in the Merger Agreement) to be received by Prior pursuant to the Merger Agreement or (B) an untrue statement of a material fact or alleged untrue statement of a material fact contained in the Proxy Statement or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only with respect to the beneficial ownership of stock of the Company by Prior and/or members of his family and his or their Affiliates and biographical information with respect to Mr. Prior.

          SECTION 2.03.  Indemnification by ECI.  Subject to the terms and
                         ----------------------
conditions contained herein, ECI hereby agrees to indemnify and hold harmless the Company, its Subsidiaries after the Closing, their respective officers, directors and agents and Prior from and against any and all Losses which relate to or arise out of, (i) the business or operations conducted by ECI and the Transferred Subsidiaries before or after the Closing, or any other Subsidiaries of ECI after the Closing, (ii) the Assumed Liabilities or (iii) any action, suit or proceeding arising out of or relating to an untrue statement of a material fact or alleged untrue statement of a material fact contained in the Proxy Statement or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only with respect to (a) the business, prospects or planned or proposed activities of ECI and its Subsidiaries after the Closing Date, (b) activities of ECI or the Transferred Subsidiaries after April 30, 1997 and (c) prospective acquisitions of businesses or other transactions not in the ordinary course of business planned or contemplated by ECI, the Transferred Subsidiaries or Prosser.

          SECTION 2.04.  Indemnification by the Company.  Subject to the terms
                         ------------------------------
and conditions contained herein, the Company hereby agrees to indemnify and hold harmless ECI, the entities which will become its Subsidiaries after the Closing, their respective officers, directors and agents and Prosser from and against any and all Losses which relate to or arise out of (i) the business and operations conducted by GTT before or after the Closing or the business and operations after the Closing of the Company or any other entity which will be a Subsidiary of the Company after the Closing, (ii) the Excluded Liabilities or (iii) any action, suit or proceeding arising out of or relating to an untrue statement of a material fact or alleged untrue statement of a material fact contained in the Proxy Statement or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only with respect to (a) the business, prospects or planned or proposed activities of the Company and its Subsidiaries after the Closing Date, (b) activities of GTT and the Company with respect to GTT after April 30, 1997 and (c) prospective acquisitions of businesses or other transactions not in the ordinary course of business planned or contemplated by GTT or Prior.

          SECTION 2.05.  No Third Party Rights.  Nothing in this Indemnity
                         ---------------------
Agreement, express or implied, is intended or shall be construed to give to any person, firm or corporation, other than an Indemnified Party (as defined below), any rights, remedy, claim or cause of action under or by reason of this Indemnity Agreement, or any terms, covenants or conditions hereof.

          SECTION 2.06.  Indemnification Procedures.  (a)  If any party or
                         --------------------------
person which may seek indemnification hereunder (an "Indemnified Party")
                                                     -----------------
determines that it is or may be entitled to indemnification by any party hereto (an "Indemnifying Party") under this Agreement (other than in connection with
     ------------------
any Third Party Claim (as defined below) subject to clause (b) of this Section 2.06), the Indemnified Party shall deliver to the Indemnifying Party a written notice specifying, to the extent reasonably practicable, the basis for its claim for indemnification and the amount for which the Indemnified Party reasonably believes it is entitled to be indemnified. After the Indemnifying Party shall have been notified of the amount for which the Indemnified Party seeks indemnification, the Indemnifying Party shall, within 30 days after receipt of such notice, pay the Indemnified Party such amount in cash or other immediately available funds (or reach agreement with the Indemnified Party as to a mutually agreeable alternative payment schedule) unless the Indemnifying Party objects to the claim for indemnification or the amount thereof. If the Indemnifying Party does not give the Indemnified Party written notice objecting to such claim and setting forth the grounds therefor within the same 30 day period, the Indemnifying Party shall be deemed to have acknowledged its liability for such claim and the Indemnified Party may exercise any and all of its rights under applicable law to collect such amount.

          (b) Promptly following the earlier of (i) receipt of notice of the commencement by a third party of any action, suit or proceeding against or otherwise involving any Indemnified Party or (ii) receipt of information from a third party alleging the existence of a claim against an Indemnified Party, in either case, with respect to which indemnification may be sought pursuant to this Indemnity Agreement (a "Third-Party Claim"), the Indemnified Party shall
                             -----------------
give the Indemnifying Party prompt written notice thereof. The failure of the Indemnified Party to give notice as provided in this clause (b) shall not relieve the Indemnifying Party of its obligations under this Indemnity Agreement, except to the extent that the Indemnifying Party is materially prejudiced by such failure to give notice. Within 30 days after receipt of such notice, the Indemnifying Party may (i) by giving written notice thereof to the Indemnified Party, acknowledge liability for and at its option elect to assume the defense of such Third-Party Claim at its sole cost and expense or (ii) object to the claim of indemnification set forth in the notice delivered by the Indemnified Party pursuant to the first sentence of this clause (b); provided
                                                                     --------
that if the Indemnifying Party does not within the same 30 day period give the Indemnified Party written notice objecting to such claim and setting forth the grounds therefor or electing to assume the defense, the Indemnifying Party shall be deemed to have acknowledged its liability for such Third-Party Claim. Any contest of a Third-Party Claim as to which the Indemnifying Party has elected to assume the defense shall be conducted by attorneys employed by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, and the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation, except as provided in the following sentence. The Indemnified Party shall have the right to participate in the defense against the Third Party Claim and to be represented by attorneys of its own choosing, but the fees and expenses of such attorneys shall be at the expense of the Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such attorneys by the Indemnified Party or (ii) representation of both parties by the same counsel in respect of such Third Party Claim would be inappropriate due to actual or potential differing interests between them (in which case the Indemnifying Party shall not be entitled to assume or direct the defense of such proceeding on behalf of the Indemnified Party); provided that in no event shall
                                                --------
the Indemnifying Party be required to pay the fees and expenses of more than one separate counsel (in addition to local counsel) in any one proceeding representing the Indemnified Parties who are parties thereto. If the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnifying Party may settle or compromise the claim without the prior written consent of the Indemnified Party; provided that without the prior written consent of the
                       --------
Indemnified Party, which consent shall not be unreasonably withheld, the Indemnifying Party may not agree to any such settlement or compromise unless such settlement or compromise includes an unconditional release of the Indemnified Party from all liability on claims that are or could be the subject matter of such proceeding. If the Indemnifying Party does not assume the defense of a Third-Party

Claim for which it has acknowledged liability for indemnification as described herein, the Indemnified Party may require the Indemnifying Party to reimburse it on a current basis for its reasonable expenses of investigation, reasonable attorney's fees and reasonable out-of-pocket expenses incurred in defending against such Third-Party Claim and the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party; provided that the
                                                               --------
Indemnifying Party shall not be liable for any settlement effected without its consent, which consent shall not be unreasonably withheld. The Indemnifying Party shall pay to the Indemnified Party in cash the amount for which the Indemnified Party is entitled to be indemnified (if any) within 15 days after the final resolution of such Third-Party Claim (whether by the final nonappealable judgment of a court of competent jurisdiction or otherwise) or, in the case of any Third-Party Claim as to which the Indemnifying Party has not acknowledged liability, within 15 days after such Indemnifying Party's objection has been resolved by settlement, compromise or the final nonappealable judgment of a court of competent jurisdiction.

          (c) This Section 2.06 shall have no applicability to any claim for indemnification with respect to any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other similar tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any governmental entity or political subdivision thereof, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing (collectively "Taxes"), it being understood that the procedures
                                -----
for indemnification with respect to Taxes are covered in that separate Tax Sharing and Indemnification Agreement dated the date hereof among the parties hereto.

                                  ARTICLE III


                            FORBEARANCE; STANDSTILL

          SECTION 3.01.  Forbearance.  Except with respect to enforcing specific
                         -----------
provisions of an agreement entered into in connection with the Transactions, including, without limitation, this Indemnity Agreement, (a) Prosser and ECI hereby agree not to bring any action, suit or proceeding against Prior or the Company with respect to any of the matters constituting the Transactions, or arising out or relating to the business, operations or management of the Company or any of its Subsidiaries prior to and including the Closing and (b) Prior and the Company hereby agree not to bring any action, suit or proceeding against Prosser or ECI with respect to any of the matters constituting the Transactions or arising out of or relating to the business, operations or management of the Company or any of its Subsidiaries prior to and including the Closing.

          SECTION 3.02.  Standstill.
                         ----------

          (a) Each of Prosser and ECI agrees that for a period of ten years after the Closing Date, he or it, as the case may be, shall not, and shall not permit his or its, as the case may be, Controlled Affiliates (as defined below) to, without the prior written consent of the Company, duly authorized by its Board of Directors:

          (i) be the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of greater than 5% of the outstanding Voting Securities (as defined below) of the Company; or offer or agree to purchase any Voting Securities of the Company if, after giving effect to such purchase, he or it, as the case may be, would be the beneficial owner of greater than 5% of the outstanding Voting Securities of the Company; or

          (ii) make, or in any way participate in, any "solicitation" of "proxies" (as such terms are defined in Rule 14a-1 under the Exchange Act) with respect to Voting Securities of the Company; become a participant in any "election contest" (within the meaning of Rule 14a-11 of the Exchange
     Act) with respect to the Company; seek to advise or influence any person with respect to the voting of any Voting Securities of the Company; execute any written consent in lieu of a meeting of holders of any class or series of Voting Securities of the Company; or initiate, propose or otherwise solicit holders of Voting Securities of the Company for the approval or rejection of a proposal for a vote of holders of Voting Securities of the Company.

          (b) Each of Prior and the Company agrees that for a period of ten years after the Closing Date, he or it, as the case may be, shall not, and shall not permit his or its, as the case may be, Controlled Affiliates (as defined below) to, without the prior written consent of ECI, duly authorized by its Board of Directors:

          (i) be the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of greater than 5% of the outstanding Voting Securities (as defined below) of ECI; or offer or agree to purchase any Voting Securities of ECI if, after giving effect to such purchase, he or it, as the case may be, would be the beneficial owner of greater than 5% of the outstanding Voting Securities of ECI; or

          (ii) make, or in any way participate in, any "solicitation" of "proxies" (as such terms are defined in Rule 14a-1 under the Exchange Act) with respect to Voting Securities of ECI; become a participant in any "election contest" (within the meaning of Rule 14a-11 of the Exchange Act) with respect to ECI; seek to advise or influence any person with respect to the voting of any Voting Securities of ECI; execute any written consent in lieu of a meeting of holders of any class or series of Voting Securities of ECI; or initiate, propose or otherwise solicit holders of Voting Securities of ECI for the approval or rejection of a proposal for a vote of holders of Voting Securities of ECI.

          (c) As used in this Section 3.02, the following terms have the meanings assigned to them below:

          "Controlled Affiliate" of any person means any other person under the
           --------------------
control of such person.  As used in this definition, "control" means the
                                                      -------
possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of Voting Securities, by contract or otherwise.

          "Voting Securities" of any person means securities, the holders of
           -----------------
which are, at the applicable time in question, entitled to vote for the election of directors of such person.

                                   ARTICLE IV


                            MISCELLANEOUS PROVISIONS

          SECTION 4.01.  Effectiveness.  This Indemnity Agreement shall become
                         -------------
operative upon consummation of the Merger.

          SECTION 4.02.  Entire Agreement.  This Indemnity Agreement, together
                         ----------------
with all other written agreements which may be entered into between the parties in connection herewith and the transactions contemplated hereby and all other documents and instruments delivered in connection herewith and therewith and the transactions contemplated hereby and thereby, set forth the full and complete understanding of the parties hereto with respect to the transactions contemplated hereby.

          SECTION 4.03.  Governing Law.  This Indemnity Agreement shall be
                         -------------
governed by and construed in accordance with the laws of the State of New York without reference to the conflict of laws rules thereof.

          SECTION 4.04.  Headings.  The headings in this Indemnity Agreement are
                         --------
intended solely for convenience of reference and shall be given no effect in the interpretation of this Indemnity Agreement.

          SECTION 4.05.  Counterparts.  This Indemnity Agreement may be executed
                         ------------
in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

          SECTION 4.06.  Benefits.  This Indemnity Agreement will inure to the
                         --------
benefit of and be binding upon the parties hereto and their respective successors and assigns, and no other person (other than an Indemnified Party) will have any right or obligation hereunder.

          SECTION 4.07.  Assignment.  Neither this Indemnity Agreement nor any
                         ----------
right hereunder may be assigned by the parties hereto without the prior written consent of the other parties. Subject to the foregoing, this Indemnity Agreement shall be binding upon and inure to the benefit of the successors, heirs, representatives and assigns of each party hereto.

          SECTION 4.08.  Amendment and Waiver.  This Indemnity Agreement may be
                         --------------------
amended only by an instrument in writing signed on behalf of each of the parties hereto. Any term, condition or provision of this Indemnity Agreement may be waived (if in writing) at any time by the party or each of the parties entitled to the benefits thereof.

          SECTION 4.09.  Notices.  All notices, requests, demands, and other
                         -------
communications hereunder shall be in writing and shall be deemed to have been given if delivered by hand, or when sent by telex or telecopier (with receipt confirmed) or by registered mail, return receipt requested, addressed as follows (or to such other address as a party may designate by notice to the other):

          (a)  If to the Company or Prior:

               Atlantic Tele-Network, Inc.
               Estate Havensight
               P.O. Box 12030
               St. Thomas, U.S. Virgin Islands  00801
               (340) 774-2260 or 777-8000
               Attention:  Cornelius B. Prior
               Telecopy:  (809) 774-7790

          with copies to:


               Lewis A. Stern, P.C.
               Fried, Frank, Harris, Shriver
                & Jacobson

               One New York Plaza
               New York, New York  10004
               (212) 859-8190
               Telecopy:  (212) 859-8587

          (b)  If to ECI or Prosser:

               Atlantic Tele-Network, Inc.
               Chase Financial Center
               P.O. Box 1730
               St. Croix, U.S. Virgin Islands  06821-1730
               (340) 777-8000
               Attention:  Jeffrey J. Prosser
               Telecopy:  (809) 774-5487

          with copies to:

               Roger Meltzer, Esq.
               Cahill Gordon & Reindel
               80 Pine Street
               New York, New York  10005
               (212) 701-3851
               Telecopy:  (212) 269-5420


          SECTION 4.10.  Jurisdiction.  Any action or proceeding brought by any
                         ------------
party to this Indemnity Agreement against any other party hereto with respect to the enforcement or breach of this Indemnity Agreement may be brought in the courts of the State of New York or of the United States for the Southern District of New York. Each of the parties hereto irrevocably submits to the jurisdiction of each such court in respect of any such action or proceeding, irrevocably waives any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in any such court and any claim that any such action or proceeding brought in any such court has been brought in an inconvenient forum, and irrevocably consents that service of process or other legal summons for purposes of any such action or proceeding may be served on it by personal service within or without the State of New York or by mailing a copy thereof by registered mail, or a form of mail substantially equivalent to registered mail, addressed to such party at its address as provided for notices hereunder.

          SECTION 4.11.  Expenses of Enforcement.  In the event of any breach of
                         -----------------------
this Indemnity Agreement by any party hereto, any other party hereto which is aggrieved by such breach (an "Aggrieved Party") shall be entitled to recover
                              ---------------
from the party in breach, any and all costs and expenses, including without limitation reasonable attorneys fees, incurred by the Aggrieved Party as a result of such breach or in connection with enforcing the provisions of this Indemnity Agreement with respect to such breach.

          IN WITNESS WHEREOF, each of the parties hereto has caused this Indemnity Agreement to be duly executed, all as of the date first written above.

                              ATLANTIC TELE-NETWORK, INC.

                              By:
                                 ------------------------------------
                                  Name:  Cornelius B. Prior
                                  Title:  Co-Chief Executive Officer

                              By:
                                 ------------------------------------
                                  Name:  Jeffrey J. Prosser
                                  Title:  Co-Chief Executive Officer

                              EMERGING COMMUNICATIONS, INC.

                              By:
                                 ------------------------------------
                                  Name:  Jeffrey J. Prosser
                                  Title:  Chief Executive
                                             Officer


                                 ------------------------------------
                                        Cornelius B. Prior, Jr.


                                 ------------------------------------
                                          Jeffrey J. Prosser